Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

FOR IMMEDIATE RELEASE October 20, 2008

Tellabs achieves $424 million in third-quarter revenue

Company repositions for future through restructuring and focus on target solutions

Naperville, Ill. — Tellabs’ third-quarter 2008 revenue totaled $424 million, down 7% from $458 million in the third quarter of 2007. Revenue from outside North America rose 21% from the year-ago quarter to $160 million.

On a GAAP (U.S. generally accepted accounting principles) basis, Tellabs recorded a loss of $999 million or $2.51 per share in the third quarter of 2008, including:

•	a non-cash goodwill impairment charge of $988 million,

•	restructuring charges for plans announced in previous quarters of $9 million,

•	other charges totalling $11 million, and

•	a non-cash tax charge of $6 million for the establishment of a valuation allowance against domestic deferred tax assets.

In the third quarter of 2008, in accordance with the provisions of SFAS 142, Goodwill and Other Intangible Assets, we performed an analysis to determine whether or not our goodwill was impaired. The non-cash goodwill impairment charge represents a complete write-off of goodwill associated with Tellabs Broadband and Transport segments. It has no effect on Tellabs’ cash, cash equivalents and marketable securities of $1.2 billion. In the third quarter of 2007, Tellabs earned $4 million or 1 cent per share on a GAAP basis.

On a non-GAAP basis, Tellabs earned $19 million or 5 cents per share in the third quarter of 2008, up 32% from $14 million or 3 cents per share in the year-ago quarter. Non-GAAP results exclude a non-cash goodwill impairment charge of $988 million; restructuring charges of $9 million; equity-based compensation expense of $5 million or 1.0 cents per share; and other charges of $6 million.

In the third quarter of 2008, GAAP and non-GAAP gross profit margins were 38% and 39%, respectively. In the second quarter of 2008, GAAP and non-GAAP gross profit margins were 35%.

“Tellabs successfully executed in the third quarter, achieving record data and IP networking revenue, strong revenue outside North America and higher gross profit margins. Unfortunately, we need to further reduce our workforce and write down goodwill,” said Rob Pullen, Tellabs president and chief executive officer. “Going forward, we are focusing future investments in our target solutions — mobile backhaul, optical networking and business services. We are also increasing investment in our sales channels.”

Broadband — Third-quarter 2008 revenue from the broadband segment totaled $260 million, down 7% from $279 million in the third quarter of 2007. Within the broadband segment:

•	Data networking revenue reached a record $68 million, up 19% from $57 million in the year-ago quarter.

•	Access revenue was $113 million, down 28% from $157 million in the year-ago quarter.

•	Managed access revenue was $79 million, up 20% from $65 million in the year-ago quarter.

Transport — Third-quarter 2008 transport revenue totaled $109 million, down 11% from $123 million in the year-ago quarter.

Services — Third-quarter 2008 services revenue was $55 million, compared with $56 million in the year-ago quarter.

Fourth-Quarter 2008 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. Tellabs does not expect to see the normal fourth-quarter seasonality; we expect fourth-quarter 2008 revenue to be flat to down from the third quarter of 2008, in a range from $424 million to the low $400 millions. Non-GAAP gross margin is expected to be up slightly, plus or minus 2%, from the third quarter of 2008, depending on product and customer mix. Non-GAAP operating expenses are expected to continue on a downward trajectory. Non-GAAP gross margin excludes about $1 million in equity-based compensation expense. Non-GAAP operating expense excludes about $4 million in equity-based compensation expense.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its third-quarter 2008 results and provide its outlook for the fourth quarter of 2008. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Daylight Time today, until midnight Central Daylight Time on Thursday, October 23, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 67120824. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

Tellabs Investor Conference — Tellabs is hosting an investor conference on Thursday, Nov. 13, 2008, from 9:30 a.m. until 2:30 p.m. Central Standard Time. The event will combine presentations with Q&A sessions.

Interested investors can access a live video and audio webcast of the presentation at www.tellabs.com. An on-demand replay of the webcast will be available starting 24 hours after the presentation and will be archived for 30 days.

Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Tellabs (NASDAQ: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index and the S&P 500. www.tellabs.com

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Forward-Looking Statements — This news release, which includes the results of operations discussion that follows, contains forward-looking statements, including but not limited to the guidance information contained in this release that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, and overall negative economic conditions and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Editor’s Note: The complete text of this release is available at www.tellabs.com/news/2008/3q08.pdf

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

In millions, except per-share data	Third Quarter		Nine Months
	9/26/08	9/28/07	9/26/08	9/28/07
Revenue
Products	$368.8	$402.4	$1,149.0	$1,281.4
Services	55.3	55.5	171.7	162.9

Total revenue	424.1	457.9	1,320.7	1,444.3

Cost of Revenue
Products	226.7	274.6	712.5	814.7
Services	35.2	39.0	117.9	111.8

Total cost of revenue	261.9	313.6	830.4	926.5

Gross Profit	162.2	144.3	490.3	517.8
Gross profit as a percentage of revenue	38.2%	31.5%	37.1%	35.9%
Gross profit as a percentage of revenue - products	38.5%	31.8%	38.0%	36.4%
Gross profit as a percentage of revenue - services	36.3%	29.7%	31.3%	31.4%

Operating Expenses
Research and development	74.0	86.6	233.3	256.4
Sales and marketing	42.9	41.8	129.5	132.0
General and administrative	23.7	23.5	75.0	74.8
Intangible asset amortization[1]	6.2	5.6	17.4	16.9
Restructuring and other charges	9.1	5.6	23.2	5.6
Goodwill impairment	988.3	—	988.3	—

Total operating expenses	1,144.2	163.1	1,466.7	485.7

Operating (Loss) Earnings	(982.0)	(18.8)	(976.4)	32.1

Other Income
Interest income, net	8.3	13.1	28.7	38.3
Other expense, net	(7.3)	(2.4)	(5.0)	(1.8)

Total other income	1.0	10.7	23.7	36.5

(Loss) Earnings Before Income Tax	(981.0)	(8.1)	(952.7)	68.6
Income tax (expense) benefit	(17.5)	11.7	9.8	(9.9)

Net (Loss) Earnings	$(998.5)	$3.6	$(942.9)	$58.7

Net (Loss) Earnings Per Share
Basic	$(2.51)	$0.01	$(2.35)	$0.13

Diluted	$(2.51)	$0.01	$(2.35)	$0.13

Weighted Average Shares Outstanding
Basic	398.0	439.2	401.1	438.5

Diluted	398.0	444.5	401.1	443.8

[1]	The third quarter of 2008 includes a $0.6 million impairment charge for developed technology.

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	9/26/08	12/28/07
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$606.9	$213.0
Investments in marketable securities	560.2	1,005.5

Total cash and investments	1,167.1	1,218.5
Other marketable securities	251.5	291.0
Accounts receivable, net of allowances of $1.8 and $3.0	325.8	363.8
Inventories
Raw materials	37.4	35.3
Work in process	13.4	11.7
Finished goods	110.7	124.2

Total inventories	161.5	171.2
Income taxes	12.3	10.6
Miscellaneous receivables and other current assets	55.6	56.6

Total Current Assets	1,973.8	2,111.7
Property, Plant and Equipment
Land	21.4	21.2
Buildings and improvements	203.3	209.6
Equipment	433.4	439.3

Total property, plant & equipment	658.1	670.1
Accumulated depreciation	(377.5)	(367.7)

Property, plant and equipment, net	280.6	302.4
Goodwill	122.6	1,110.5
Intangible Assets, net of amortization	50.7	67.0
Other Assets	133.6	155.0

Total Assets	$2,561.3	$3,746.6

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$69.3	$91.3
Accrued compensation	57.2	49.1
Restructuring and other charges	12.3	10.8
Income taxes	64.9	83.8
Stock loan	251.5	291.0
Deferred revenue	26.9	30.0
Other accrued liabilities	98.7	117.0

Total Current Liabilities	580.8	673.0
Long-Term Restructuring Liabilities	13.6	14.4
Income Taxes	58.2	78.9
Other Long-Term Liabilities	60.4	67.0
Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 495,250,249 and 493,900,528 shares issued	4.9	4.9
Additional paid-in capital	1,481.0	1,459.5
Treasury stock, at cost: 97,240,412 and 75,177,591 shares	(941.6)	(796.7)
Retained earnings	1,170.4	2,113.3
Accumulated other comprehensive income	133.6	132.3

Total Stockholders’ Equity	1,848.3	2,913.3

Total Liabilities and Stockholders’ Equity	$2,561.3	$3,746.6

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Nine Months
	9/26/08	9/28/07
In millions
Operating Activities
Net (loss) earnings	$(942.9)	$58.7
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	67.0	68.6
Loss on disposal of property, plant and equipment	7.2	1.6
Goodwill impairment	988.3	—
Equity-based compensation	20.9	23.7
Deferred income taxes	(19.9)	14.9
Excess tax benefits from equity-based compensation	—	(0.9)
Restructuring and other charges	23.2	5.6
Other than temporary impairment charge	1.4	—
Net changes in assets and liabilities:
Accounts receivable	39.1	73.9
Inventories	8.2	6.0
Miscellaneous receivables and other current assets	1.1	(2.5)
Other assets	13.9	12.6
Accounts payable	(24.2)	(40.3)
Restructuring and other charges	(22.6)	(7.2)
Deferred revenue	(3.1)	(20.9)
Other accrued liabilities	(7.4)	(31.4)
Income taxes	(16.0)	(39.5)
Other long-term liabilities	(4.5)	3.1

Net Cash Provided by Operating Activities	129.7	126.0

Investing Activities
Capital expenditures	(33.1)	(37.5)
Disposals of property, plant and equipment	0.2	0.1
Payments for purchases of investments	(1,034.9)	(686.1)
Proceeds from sales and maturities of investments	1,476.1	706.0

Net Cash Provided by (Used for) Investing Activities	408.3	(17.5)

Financing Activities
Proceeds from issuance of common stock under stock plans	0.8	30.4
Repurchase of common stock	(144.9)	(51.0)
Excess tax benefits from equity-based compensation	—	0.9

Net Cash Used for Financing Activities	(144.1)	(19.7)

Effect of Exchange Rate Changes on Cash	—	1.6

Net Increase in Cash and Cash Equivalents	393.9	90.4
Cash and Cash Equivalents - Beginning of Year	213.0	153.6

Cash and Cash Equivalents - End of Period	$606.9	$244.0

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “foreseeable,” “estimate,” “target,” “future,” “expect,” “predict,” “plan,” “project,” “intend,” “continue,” “likely,” “possible,” “will,” “would,” “should,” “could,” “may” and similar expressions are intended to identify forward-looking statements.

RESULTS OF OPERATIONS

For the third quarter of 2008, revenue was $424.1 million, down 7.4% from $457.9 million in the third quarter of 2007 due to revenue declines in the Broadband and Transport segments. Year-to-date, revenue was $1,320.7 million, down 8.6% from $1,444.3 million in 2007. Revenue declines in the first nine months of 2008 from the Broadband and Transport segments were partially offset by higher revenue in the Services segment.

Consolidated gross margin was 38.2% in the third quarter, an increase of 6.7 percentage points from 31.5% in the third quarter of 2007, which was the result of an improved product and services mix as well as the realization of cost reductions. On a nine-month basis, consolidated gross margin improved by 1.2 percentage points to 37.1% from 35.9% in 2007, which was the result of an improved product mix and cost reductions.

Operating expenses increased by $981.1 million to $1,144.2 million in the third quarter of 2008, compared with $163.1 million in the third quarter of 2007 as a result of a goodwill impairment charge of $988.3 million. Excluding the goodwill impairment charge and restructuring and other charges, operating expenses decreased by $10.7 million, led by savings from the previously announced cost-reduction program pursuant to which we expect to reduce annual costs and expenses by approximately $100 million by 2009. On a nine-month basis, operating expenses were $1,466.7 million, up $981.0 million compared with the first nine months of 2007 as a result of the goodwill impairment charge. Excluding the goodwill impairment charge and restructuring and other charges, operating expenses decreased by $24.9 million, led by savings from the previously announced cost-reduction program.

Net loss for the third quarter of 2008 was $998.5 million or $2.51 per share compared with net earnings of $3.6 million or $0.01 per share (basic and diluted) in the same period of 2007. Net loss for the nine-month period in 2008 was $942.9 million or $2.35 per share compared with net earnings of $58.7 million or $0.13 per share (basic and diluted) for the first nine months of 2007. The net loss in both 2008 time periods was the result of a goodwill impairment charge of $988.3 million.

Revenue (in millions)

	Third Quarter			Nine Months
	2008	2007	Change	2008	2007	Change
Products	$368.8	$402.4	(8.3)%	$1,149.0	$1,281.4	(10.3)%
Services	55.3	55.5	(0.4)%	171.7	162.9	5.4%

Total revenue	$424.1	$457.9	(7.4)%	$1,320.7	$1,444.3	(8.6)%

Revenue from products decreased $33.6 million in the third quarter of 2008 compared with the third quarter of 2007. On a nine-month basis, revenue from products decreased $132.4 million compared with the first nine months of 2007. The decrease for both time periods was due to lower Broadband segment and Transport segment revenue. Broadband segment revenue benefited from data and managed access product-portfolio revenue growth but was offset by lower access product revenue. Revenue declines in the Transport segment for both time periods were due to lower revenue from digital cross-connects. Revenue from the Tellabs® 7100 optical transport system (OTS) was significantly higher for the first nine months of 2008 from the comparable period in 2007 and was flat in the third quarter of 2008 compared with the third quarter of 2007.

Services revenue slightly decreased by $0.2 million in the third quarter of 2008 compared with the same period in 2007. On a nine-month basis, services revenue increased $8.8 million compared with the first nine months of 2007. For the first nine months, professional and support services revenue increased, which offset the decrease in deployment services revenue.

On a geographic basis, revenue from customers in North America (United States and Canada) was $263.8 million in the third quarter of 2008, down 18.8% from the year ago quarter. Revenue from customers outside North America was $160.3 million in the third quarter of 2008, up 20.6% from the year ago quarter. On a nine-month basis, North America revenue was $900.6 million, down 16.6% from a year ago. Revenue from customers outside North America was $420.1 million, up 15.2% from a year ago. For the quarter and first nine months of 2008, revenue from customers outside North America benefited from the strengthening of the Euro against the U.S. Dollar and from growth in our business outside North America.

Gross Margin

	Third Quarter			Nine Months
	2008	2007	% Point Change	2008	2007	% Point Change
Products	38.5%	31.8%	6.7%	38.0%	36.4%	1.6%
Services	36.3%	29.7%	6.6%	31.3%	31.4%	(0.1)%
Consolidated	38.2%	31.5%	6.7%	37.1%	35.9%	1.2%

Products gross margin improved in the third quarter compared with the same period in 2007 primarily due to cost reductions on the Tellabs 7100 OTS and the Tellabs® 1600 Optical Network Terminal (ONT) and a product mix with higher data and managed access product revenue. For the first nine months of 2008, overall product gross margin increased compared with the same period in 2007. The increase was primarily due to margin improvements, which includes the Tellabs 7100 OTS and Tellabs® 1600 ONT, but was partially offset by a product mix with fewer digital cross-connects but more data and managed access products.

Services gross margin increased in the third quarter but was about flat in the first nine months of 2008, compared with the same periods in 2007. The increase in the third quarter reflects growth in higher margin professional services and support services revenue coupled with a decline in lower margin deployment services revenue. The flat year-to-date results reflect continued investment in our services business outside the United States.

Operating Expenses (in millions)

	Third Quarter			Percent of Revenue
	2008	2007	Change	2008	2007
Research and development	$74.0	$86.6	$(12.6)	17.4%	18.9%
Sales and marketing	42.9	41.8	1.1	10.1%	9.1%
General and administrative	23.7	23.5	0.2	5.6%	5.1%

Subtotal	140.6	151.9	(11.3)	33.2%	33.2%

Intangible asset amortization	6.2	5.6	0.6
Restructuring and other charges	9.1	5.6	3.5
Goodwill impairment charge	988.3	—	988.3

Total operating expenses	$1,144.2	$163.1	$981.1

	Nine Months			Percent of Revenue
	2008	2007	Change	2008	2007
Research and development	$233.3	$256.4	$(23.1)	17.7%	17.8%
Sales and marketing	129.5	132.0	(2.5)	9.8%	9.1%
General and administrative	75.0	74.8	0.2	5.7%	5.2%

Subtotal	437.8	463.2	(25.4)	33.1%	32.1%

Intangible asset amortization	17.4	16.9	0.5
Restructuring and other charges	23.2	5.6	17.6
Goodwill impairment charge	988.3	—	988.3

Total operating expenses	$1,466.7	$485.7	$981.0

Operating expenses increased by $981.1 million to $1,144.2 million in the third quarter of 2008, compared with $163.1 million in the third quarter of 2007. Excluding the goodwill impairment and restructuring and other charges, operating expenses decreased by $10.7 million. For the first nine months of 2008, operating expenses increased by $981.0 million to $1,466.7 million compared with the same period in 2007. Excluding the goodwill impairment and restructuring and other charges, operating expenses decreased by $24.9 million. Decreased operating expenses in the third quarter and the first nine months of 2008 reflect savings from the previously announced cost-reduction program despite the negative impact of the strengthening of the Euro against the U.S. Dollar.

Restructuring and other charges for the third quarter of 2008 primarily reflect accelerated depreciation and fixed asset write- downs due to the consolidation of several facilities and the discontinuation of the Tellabs 8865® optical line terminal announced in April 2008. For the first nine months of 2008, restructuring and other charges primarily consist of severance and facility-related costs and reflect cost-reductions from the $100 million program, announced in the first quarter of 2008, as well as the previously mentioned consolidation of several facilities announced in April 2008.

$100 million Cost-Reduction Program

On January 21, 2008, management committed to a plan to improve gross profit margins and reduce operating expenses. Through this plan, the restructuring plans announced in September 2007 and October 2008 and other cost saving initiatives, approximately $100 million in annual savings by 2009 is expected to be achieved. Part of the savings from the October 2008 restructuring plan will be used to complete the $100 million plan and part will be used to reinvest in target solutions. The October plan is discussed further under the Subsequent Event. Reductions from the January 2008 plan are expected to include approximately $75 million from annual operating expenses and $25 million from overhead costs of products and services.

Other Income (in millions)

	Third Quarter			Nine Months
	2008	2007	Change	2008	2007	Change
Interest income, net	$8.3	$13.1	$(4.8)	$28.7	$38.3	$(9.6)
Other expense, net	(7.3)	(2.4)	(4.9)	(5.0)	(1.8)	(3.2)

Total	$1.0	$10.7	$(9.7)	$23.7	$36.5	$(12.8)

Interest income, net, was lower in the third quarter of 2008 and first nine months of 2008 compared with 2007 due to lower interest rates and lower invested balances. We expect interest income, net, to decline in future periods as the result of interest rate decreases across several broad markets as we continue to reposition our portfolio to preserve capital. Other expense, net, was higher in the third quarter compared with the same period in 2007 due primarily from losses on the sale of investments in marketable securities of $4.5 million. The year-to-date expense includes a charge of $1.4 million for an other-than-temporary impairment from investments in marketable securities and the write-down of a long-term equity investment.

Income Taxes

For the third quarter of 2008 we recorded an income tax expense of $17.5 million compared with an income tax benefit of $11.7 million for the third quarter of 2007. For the first nine months of 2008 we recorded an income tax benefit of $9.8 million compared with income tax expense of $9.9 million for the first nine months of 2007. The tax expense for the third quarter reflects the impact of establishing a valuation allowance against our domestic deferred tax assets, the absence of a tax benefit associated with the goodwill impairment, and the absence of a benefit from the research and development credit. The tax benefit for the first nine months of 2008 reflects the $34.8 million tax benefit related to the resolution of federal income tax audits for the period 2001 through 2005 that was recorded in the second quarter.

Segments

Segment Revenue (in millions)

	Third Quarter			Nine Months
	2008	2007	Change	2008	2007	Change
Broadband	$259.3	$279.2	(7.1)%	$692.9	$744.3	(6.9)%
Transport	109.5	123.2	(11.1)%	456.1	537.1	(15.1)%
Services	55.3	55.5	(0.4)%	171.7	162.9	5.4%

Total revenue	$424.1	$457.9	(7.4)%	$1,320.7	$1,444.3	(8.6)%

Segment Profit* (in millions)

	Third Quarter			Nine Months
	2008	2007	Change	2008	2007	Change
Broadband	$48.5	$23.1	110.0%	$80.3	$7.5	970.7%
Transport	21.7	21.5	0.9%	131.7	213.4	(38.3)%
Services	20.8	17.1	21.6%	56.5	53.4	5.8%

Total segment profit	$91.0	$61.7	47.5%	$268.5	$274.3	(2.1)%

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, the impact of equity-based compensation (which contains restricted stock and performance stock units granted after June 30, 2006, and stock options), and the goodwill impairment charge.

Broadband

Revenue

Revenue from the Broadband segment was $259.3 million in the third quarter of 2008, down $19.9 million from the prior-year quarter. For the first nine months of 2008, revenue from the Broadband segment was $692.9 million, down $51.4 million from the first nine months of 2007. For both time periods, lower access product revenue was partially offset by growth from data and managed access products.

Access revenue decreased to $113.2 million in the third quarter of 2008 from $157.0 million in 2007. On a nine-month basis, access revenue decreased to $316.7 million in 2008 from $412.8 million in 2007. Access revenue was lower and will likely continue to decrease as several key customers began transitioning to alternative network architectures. Approximately 74% of access revenue came from fiber-based platforms in the third quarter of 2008, with the balance coming from copper-based platforms.

Managed access revenue increased to $78.5 million in the third quarter of 2008 from $65.2 million in the same quarter of 2007. For the first nine months of 2008, managed access revenue increased to $220.7 million from $211.0 million in the first nine months of 2007. Revenue increased in both 2008 time periods due to higher Tellabs® 6300 SDH transport product revenue in several regions partially offset by lower revenue from the Tellabs® 8100 managed access system.

Data product revenue was $67.6 million in the third quarter of 2008, up 18.6% from $57.0 million in the third quarter of 2007. For the first nine months of 2008, data product revenue was $155.5 million, up 29.0% compared with the first nine months of 2007. Revenue increased in both time periods as customers migrate to next generation networks.

Segment Profit

Broadband segment profit was $48.5 million in the third quarter of 2008, compared with $23.1 million in the third quarter of 2007. For the first nine months of 2008, Broadband segment profit was $80.3 million, an increase of $72.8 million from $7.5 million in the comparable period of 2007. Segment profit increased in the third quarter and first nine months of 2008 primarily due to higher volume of managed access and data products and reduced research and development expenses.

Transport

Revenue

Revenue from the Transport segment was down $13.7 million to $109.5 million in the third quarter of 2008, compared with $123.2 million in the third quarter of 2007, due primarily to lower revenue from digital cross-connects. On a nine month-basis, transport revenue was down $81.0 million to $456.1 million, compared with the same period in 2007. Revenue was lower from digital cross-connect products, partially offset by growth from the Tellabs 7100 OTS.

During the third quarter of 2008, approximately 17% of the Tellabs 5500® digital cross-connect product revenue came from new systems, system expansions and system upgrades. This percentage was approximately 31% for the first nine months of 2008. The remaining balances consisted of port-card growth on the installed base.

Segment Profit

Transport segment profit was $21.7 million in the third quarter of 2008 compared with $21.5 million in the third quarter of 2007. Segment profit was flat due to lower digital cross-connect revenue offset by Tellabs 7100 OTS gross margin improvements. Segment profit for the first nine months of 2008 was $131.7 million, compared with $213.4 million for the first nine months of 2007. Segment profit decreased from lower revenue from digital cross-connects, partially offset by higher revenue and improved gross margins from the Tellabs 7100 OTS.

Services

Revenue

Revenue from the Services segment was $55.3 million for the third quarter of 2008, compared with $55.5 million in the third quarter of 2007. During the quarter, services revenue declined slightly due to lower deployment services revenue, offset by an increase in support and professional services. On a nine-month basis, revenue from the Services segment was $171.7 million in 2008, an increase from $162.9 million in the first nine months of 2007. For the first nine months, professional and support services revenue increased, which more than offset lower deployment services revenue.

Segment Profit

Services segment profit was $20.8 million for the third quarter of 2008, compared with $17.1 million in the third quarter of 2007. For the first nine months, Services segment profit was $56.5 million in 2008, compared with $53.4 million in 2007. The increase for the third quarter and nine months was due to a decline in lower profit deployment services revenue and an increase in higher profit professional services and support services revenue.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,167.1 million as of the end of the third quarter of 2008, which decreased by $29.2 million during the quarter and $51.4 million since year-end 2007. Cash used for operating activities was $11.2 million in the third quarter of 2008. For the first nine months of 2008, we generated $129.7 million in cash from operating activities, up $3.7 million over the first nine months of 2007. The decrease in cash, cash equivalents and marketable securities in the third quarter of 2008 was driven primarily by the impact of the strengthening U.S. dollar on our foreign cash, cash equivalents and marketable securities and working capital balances. The year-to-date decrease reflects cash used to repurchase our common stock and cash used for capital expenditures, partially offset by cash from operating activities.

During the third quarter of 2008, we actively balanced our investment portfolio with the goal of capital preservation. Currently, about 90% of the portfolio is invested in government or government-agency bonds and notes. Substantially all of our investments are highly liquid instruments.

During the third quarter of 2008, we repurchased 66,571 shares of our common stock at a cost of $0.4 million. On a year-to-date basis, we repurchased 21.8 million shares of our common stock at a cost of $143.4 million. Since the beginning of the second quarter of 2008, we significantly reduced share repurchases as we re-evaluate uses of cash as we work to position the company for future growth, and in light of capital market conditions. Although we may resume our repurchase activity at levels experienced in prior periods, we provide no assurance that we will not change our repurchase activity in the future.

Based on historical performance and current forecasts, we believe the company’s cash and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next twelve months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Our current policy is to use our liquidity, financial strength and stability to fund business operations, to expand business, potentially through acquisitions, or to repurchase our common stock. We do not anticipate paying a cash dividend in the foreseeable future.

Goodwill and Intangible Assets

In accordance with the provisions of SFAS 142, Goodwill and Other Intangible Assets, we review goodwill annually for impairment, unless potential interim indicators exist that could result in impairment. Because market capitalization was less than book value for a sustained period and the continuation of challenging market conditions, we performed an interim step one analysis on all three operating segments: Broadband, Transport and Services. The fair values of each of the operating segments for goodwill impairment testing were estimated using the expected present value of future cash flows, using estimates, judgments and assumptions that management believed were appropriate for the circumstances. Based on the step one analysis, we determined the fair values of the Broadband and Transport segments to be less than the carrying values, requiring a step two analysis for these two segments. Based on the step two analysis, the implied fair value of goodwill was less than the carrying value of goodwill for both segments, resulting in a goodwill impairment charge in the third quarter of 2008. The total impairment recorded was $988.3 million, of which $594.2 million related to the Broadband segment and $394.1 million related to the Transport segment, completely eliminating their goodwill balances. The Services segment did not incur an impairment of its goodwill since the fair value of the segment was determined to be greater than the carrying value. The Services segment has a balance of $122.6 million of goodwill.

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, intangible assets are reviewed for impairment when events or circumstances indicate that its carrying amount may not be recoverable. Based on recent business conditions, a review of intangible assets was completed for the third quarter of 2008. Based on this review, we recorded an impairment of $0.6 million for impaired developed technology related to the Tellabs® 1100 access platform due to reduced demand. The impairment adjustment is included in Intangible asset amortization.

Subsequent Event

On October 20, 2008, management initiated a restructuring plan that resizes Tellabs’ business to reflect market conditions. Restructuring actions include reducing future investment in access products and freeing up resources to focus on data and transport products. Restructuring actions under this plan are expected to be completed by the third quarter of 2009. We expect to record pretax charges in the fourth quarter of 2008 through the third quarter of 2009 in the range of $24 million to $29 million of which approximately $11 million will be for workforce reductions of approximately 280 employees and $13 million to $18 million will be for facility and asset related charges. Estimated cash payments under this plan are expected to be in the range of $16 million to $19 million beginning in the fourth quarter of 2008 and will continue for net lease obligations that expire in 2015. We anticipate a fourth quarter 2008 charge in the range of $23 million to $27 million.

TELLABS, INC.

CONSOLIDATED NON-GAAP STATEMENTS OF INCOME (1)

(Unaudited)

	Third Quarter		Change	Nine Months		Change
In millions, except per-share data	9/26/08	9/28/07		9/26/08	9/28/07
Revenue
Products	$368.8	$402.4		$1,149.0	$1,281.4
Services	55.3	55.5		171.7	162.9

Total revenue	424.1	457.9	-7.4%	1,320.7	1,444.3	-8.6%

Cost of Revenue
Products	226.1	274.1		710.6	812.9
Services	34.6	38.2		115.3	109.4

Total cost of revenue	260.7	312.3		825.9	922.3

Gross Profit	163.4	145.6	12.2%	494.8	522.0	-5.2%
Gross profit as a percentage of revenue	38.5%	31.8%	21.2%	37.5%	36.1%	3.7%
Gross profit as a percentage of revenue - products	38.7%	31.9%	21.4%	38.2%	36.6%	4.4%
Gross profit as a percentage of revenue - services	37.4%	31.2%	20.1%	32.8%	32.8%	0.0%
Operating Expenses
Research and development	72.4	83.9		226.3	247.7
Sales and marketing	41.9	40.5		125.4	127.5
General and administrative	22.4	22.3		69.6	69.7

Total operating expenses	136.7	146.7		421.3	444.9

Operating Earnings (Loss)	26.7	(1.1)		73.5	77.1

Other Income
Interest income, net	8.3	13.1		28.7	38.3
Other expense, net	(7.3)	(2.4)		(4.7)	(1.8)

Total other income	1.0	10.7		24.0	36.5

Earnings Before Income Tax	27.7	9.6		97.5	113.6
Income tax (expense) benefit	(9.0)	4.5		4.4	(26.7)

Net Earnings	$18.7	$14.1		$101.9	$86.9

Net Earnings Per Share
Basic	$0.05	$0.03		$0.25	$0.20

Diluted	$0.05	$0.03		$0.25	$0.20

Weighted Average Shares Outstanding
Basic	398.0	439.2		401.1	438.5

Diluted	398.6	444.5		402.0	443.8

(1)	In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP statements of income as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP statements of income eliminate certain items of expenses and losses from cost of revenue, operating expenses and other income. The Company’s management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company’s core business as an indicator of future operational and financial performance. The Company’s management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.’s statements of income, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP statements of income.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Unaudited)

In millions, except per-share data	Third Quarter 2008 (a)			Nine Months 2008 (b)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$261.9	$(1.2)	$260.7	$830.4	$(4.5)	$825.9
Gross Profit	162.2	1.2	163.4	490.3	4.5	494.8
Operating Expenses	1,144.2	(1,007.5)	136.7	1,466.7	(1,045.4)	421.3
Other Income	1.0	—	1.0	23.7	0.3	24.0
Income Tax (Expense) Benefit	(17.5)	8.5	(9.0)	9.8	(5.4)	4.4
Net (Loss) Earnings	$(998.5)	$1,017.2	$18.7	$(942.9)	$1,044.8	$101.9
Earnings Per Share - Basic	$(2.51)	$2.56	$0.05	$(2.35)	$2.60	$0.25
Earnings Per Share - Diluted	$(2.51)	$2.56	$0.05	$(2.35)	$2.60	$0.25

	Third Quarter 2007 (c)			Nine Months 2007 (d)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$313.6	$(1.3)	$312.3	$926.5	$(4.2)	$922.3
Gross Profit	144.3	1.3	145.6	517.8	4.2	522.0
Operating Expenses	163.1	(16.4)	146.7	485.7	(40.8)	444.9
Income Tax Benefit (Expense)	11.7	(7.2)	4.5	(9.9)	(16.8)	(26.7)
Net Earnings	$3.6	$10.5	$14.1	$58.7	$28.2	$86.9
Earnings Per Share - Basic	$0.01	$0.02	$0.03	$0.13	$0.07	$0.20
Earnings Per Share - Diluted	$0.01	$0.02	$0.03	$0.13	$0.07	$0.20

Note: Equity-based compensation expense includes restricted stock and performance stock units granted after June 30, 2006 and stock options.

(a)	The $1.2 million charge to Cost of Revenue reflects equity-based compensation.

The $1,007.5 million charge to Operating Expenses reflects $3.9 million for equity-based compensation, $6.2 million for amortization of purchased intangible assets, $9.1 million of restructuring expenses and $988.3 million for a goodwill impairment charge related to the Broadband and Transport segments.

(b)	The $4.5 million charge to Cost of Revenue reflects equity-based compensation.

The $1,045.4 million charge to Operating Expenses reflects $16.5 million for equity-based compensation, $17.4 million for amortization of purchased intangible assets, $23.2 million of restructuring expenses and $988.3 million for a goodwill impairment charge related to the Broadband and Transport segments.

The $0.3 million charge to other income reflects a $0.6 million write-down of a long-term equity investment offset by a $0.3 million gain on a sale of a long-term equity investment.

(c)	The $1.3 million charge to Cost of Revenue reflects equity-based compensation.

The $16.4 million charge to Operating Expenses reflects $5.2 million for equity-based compensation, $5.6 million for amortization of purchased intangible assets and $5.6 million of restructuring expenses, which includes $5.5 million for a restructuring plan to reduce our workforce to meet strategic business objectives and a $0.1 million change in estimates from previous restructuring plans.

(d)	The $4.2 million charge to Cost of Revenue reflects equity-based compensation.

The $40.8 million charge to Operating Expenses reflects $18.3 million for equity-based compensation, $16.9 million for amortization of purchased intangible assets and $5.6 million of restructuring expenses, which includes $5.5 million for a restructuring plan to reduce our workforce to meet strategic business objectives and a $0.1 million change in estimates from previous restructuring plans.